Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Announces Fourth Quarter Results

Company Provides Earnings Guidance

Announces Sale of Peebles Private Label Credit Card Portfolio

-- Fourth Quarter Net Income Increases 21.7% --

HOUSTON, TX, March 11, 2004 -- Stage Stores, Inc. (Nasdaq: STGS) today reported that net income for the fourth quarter ended January 31, 2004 increased 21.7% to $19.6 million from $16.1 million in the year-ago quarter. Due to the higher number of diluted weighted average shares outstanding in this year's fourth quarter versus last year, earnings per share for the period increased 16.0% to $0.94 per diluted share, as compared to $0.81 per diluted share last year. Total sales for the 13-week period, which include sales for the Peebles stores in the current year's results, increased 43.5% to $368.6 million from $256.9 million last year. Comparable store sales, including comparable store sales for the Peebles stores in both years, decreased 0.6% versus a decrease of 5.6% for the same period last year.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Although the fourth quarter got off to a weak start, primarily due to unseasonably warm weather during November and a continuation of the highly competitive retail environment, we saw strength later in the quarter and achieved comparable store sales increases in both December and January. Additionally, our strong year-over-year increases in both net income and earnings per share reflect the accretive impact of the Peebles acquisition, as the earnings contributed by the Peebles stores during the quarter exceeded the income generated by our former private label credit card operations in the same period last year."

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Stage Stores Announces

Fourth Quarter Results

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Net income for the full 2003 fiscal year increased to $55.0 million from $54.4 million in fiscal 2002. Earnings per share for the full year were $2.73 per diluted share versus the 2002 level of $2.60 per diluted share. Net income results for fiscal 2003 are not entirely comparable to results for fiscal 2002. This year's results reflect net credit income only through September, due to the sale of the Company's private label credit card portfolio. Further, an after-tax net gain related to the sale of the credit card portfolio of $7.8 million, or $0.38 per diluted share, was recorded in this year's third quarter. Lastly, with the acquisition of Peebles occurring on November 4, 2003, the Company's results reflect the contribution of the Peebles stores only in the current year's fourth quarter.

Total sales for the 52-week period increased 11.0% to $972.2 million from $875.6 million last year, reflecting the Peebles acquisition and the impact of the 28 net new stores opened during the year. Comparable store sales for the full year decreased 3.7%, compared to an increase of 1.9% in 2002.

Mr. Scarborough continued, "Fiscal 2003 presented us with both challenges and opportunities. It was a year marked for the most part by a weak economic and retail environment, resulting in soft consumer demand and highly promotional market conditions. However, it was a strategically important and rewarding year. Without question, our most significant events of the year were the successful sale of our private label credit card business and our subsequent acquisition of Peebles. This key acquisition positions our Company for strong future sales and earnings growth, creates new opportunities for unit growth and geographic expansion, improves our competitive position and enhances our financial flexibility."

Mr. Scarborough concluded, "We enter this new year with both enthusiasm and momentum, having achieved an 8.0% comparable store sales increase in February. We are working to meet the needs, aspirations and expectations of our customers every single day. Furthermore, we maintain our commitment to position our business appropriately, both strategically and operationally, to produce the best possible returns for our shareholders."

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Stage Stores Announces

Fourth Quarter Results

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Fiscal 2004 - First Quarter and Full Year Outlook

Fiscal 2004 - 1st Quarter:

For the first quarter ending May 1, 2004, the Company currently anticipates reporting revenues in the range of $284.0 to $290.0 million, with the expectation of a comparable store sales increase in the low to mid single digit range. Net income is currently projected to be in the range of $18.2 to $19.4 million, or earnings of $0.87 to $0.93 per diluted share. This outlook compares to earnings of $13.4 million, or $0.69 per diluted share, for the prior year first quarter. In projecting earnings per share for the fiscal 2004 first quarter, the Company used an estimated diluted share count of 20.9 million shares.

Fiscal 2004 - Full Year:

For the full 2004 fiscal year ending January 29, 2005, the Company currently anticipates reporting revenues in the range of $1.225 to $1.250 billion, with the expectation of a comparable store sales increase in the low single digit range. Net income is currently projected to be in the range of $55.0 to $60.0 million, or earnings of $2.75 to $3.00 per diluted share. This outlook compares to earnings of $55.0 million, or $2.73 per diluted share, for the full 2003 fiscal year. Excluding last year's net gain of $7.8 million, or $0.38 per diluted share, related to the sale of the Company's credit card portfolio, adjusted net income for fiscal 2003 was $47.2 million, or $2.35 per diluted share. In projecting earnings per share for the full 2004 fiscal year, the Company used an estimated diluted share count of 20.0 million shares.

Sale of Peebles Private Label Credit Card Portfolio

The Company also announced that, on March 5th, it completed the sale of the Peebles private label credit card portfolio to a subsidiary of Alliance Data Systems Corporation. At closing, the Company received net cash proceeds of $34.8 million, which approximated the amount of account balances outstanding on the closing date. Following closing, a portion of the net cash proceeds was utilized by Stage to pay off the outstanding balance under its $250 million revolving credit facility, leaving an invested cash balance of $23.9 million.

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Stage Stores Announces

Fourth Quarter Results

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$50 Million Stock Repurchase Program

The Company further reported that it had repurchased 430,900 shares of its common stock through March 10, 2004, at an aggregate purchase price of approximately $14.2 million, under its current $50 million Stock Repurchase Program.

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss the fourth quarter's results as well as its outlook for fiscal 2004. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the webcast link. As an alternative, individual investors and other interested parties can listen to the conference call web cast by logging on to www.fulldisclosure.com, while institutional investors, who are members, can access the call through www.streetevents.com. A replay of the conference call will be available online at each web site until midnight on Friday, March 19, 2004.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities through 518 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the anticipated benefits of the Peebles acquisition, comments regarding the Company's outlook and expectations for the first quarter of the 2004 fiscal year and for the full 2004 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Thirteen Weeks Ended
	January 31, 2004		February 1, 2003
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 368,555	100.0%	$ 256,933	100.0%
Cost of sales and related buying, occupancy and distribution expenses	265,003	71.9%	183,226	71.3%
Gross profit	103,552	28.1%	73,707	28.7%
Selling, general and administrative expenses	71,519	19.4%	47,688	18.6%
Store opening costs	448	0.1%	61	0.0%
Interest, net	710	0.2%	461	0.2%
Income before income tax	30,875	8.4%	25,497	9.9%
Income tax expense	11,269	3.1%	9,434	3.7%
Net income	$ 19,606	5.3%	$ 16,063	6.3%

Earnings per common share data:
Basic earnings per common share	$ 1.02		$ 0.85
Basic weighted average common shares outstanding	19,224		18,917

Diluted earnings per common share	$ 0.94		$ 0.81
Diluted weighted average common shares outstanding	20,765		19,868

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Fifty-Two Weeks Ended
	January 31, 2004		February 1, 2003
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 972,212	100.0%	$ 875,557	100.0%
Cost of sales and related buying, occupancy and distribution expenses	692,605	71.2%	610,365	69.7%
Gross profit	279,607	28.8%	265,192	30.3%
Selling, general and administrative expenses	200,713	20.6%	176,202	20.1%
Store opening costs	2,022	0.2%	869	0.1%
Interest, net	2,446	0.3%	1,777	0.2%
Gain on sale of proprietary credit card portfolio, net	(12,218)	-1.3%	-	0.0%
Income before income tax	86,644	8.9%	86,344	9.9%
Income tax expense	31,625	3.3%	31,947	3.6%
Net income	$ 55,019	5.7%	$ 54,397	6.2%

Earnings per common share data:
Basic earnings per common share	$ 2.90		$ 2.78
Basic weighted average common shares outstanding	19,003		19,550

Diluted earnings per common share	$ 2.73		$ 2.60
Diluted weighted average common shares outstanding	20,184		20,959

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)

	January 31, 2004	February 1, 2003
	(unaudited)
ASSETS
Cash and cash equivalents	$ 14,733	$ 20,886
Retained interest in receivables sold	-	127,547
Accounts receivable, net	35,112	11,023
Merchandise inventories, net	259,687	179,922
Current deferred taxes	27,701	21,280
Prepaid expenses and other current assets	26,071	17,625
Total current assets	363,304	378,283

Property, equipment and leasehold improvements, net	190,958	135,846
Deferred taxes	-	12,016
Goodwill	80,054	-
Intangible asset	14,910	-
Other non-current assets, net	10,021	6,624
Total assets	$ 659,247	$ 532,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 75,685	$ 56,286
Income taxes payable	2,598	3,805
Current portion of long-term debt	381	210
Accrued expenses and other current liabilities	54,083	44,496
Total current liabilities	132,747	104,797

Revolving credit facility	10,700	-
Long-term debt	542	672
Deferred taxes	14,028	-
Other long-term liabilities	28,156	15,183
Total liabilities	186,173	120,652

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares authorized,
20,579 and 20,042 shares issued and outstanding, respectively	206	200
Additional paid-in capital	374,646	363,067
Less treasury stock - at cost (1,415 and 1,169 shares, respectively)	(33,127)	(25,461)
Retained earnings	131,349	76,331
Minimum pension liability adjustment	-	(2,020)
Stockholders' equity	473,074	412,117
Total liabilities and stockholders' equity	$ 659,247	$ 532,769

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended
	January 31, 2004	February 1, 2003
Cash flows from operating activities:
Net income	$ 55,019	$ 54,397
Adjustments to reconcile net income to net cash
provided by operating activities:
Gain on sale of proprietary credit card portfolio, net	(12,218)	-
Depreciation and amortization	24,011	17,457
Amortization of debt issue costs	1,724	1,413
Provision for bad debts	16,794	33,693
Deferred income taxes	19,971	17,024
Proceeds from sale of proprietary credit card portfolio, net	158,200	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and retained interest in receivables sold	37,580	(6,970)
(Increase) decrease in merchandise inventories	13,335	(2,104)
(Increase) decrease in other assets	7,816	(7,645)
Decrease in accounts payable and other liabilities	(11,548)	(2,155)
Total adjustments	255,665	50,713
Net cash provided by operating activities	310,684	105,110

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(35,444)	(43,963)
Proceeds from retirement of fixtures and equipment	500	272
Acquisition of Peebles, net of cash	(172,897)	-
Net cash used in investing activities	(207,841)	(43,691)

Cash flows from financing activities:
Proceeds from (payments on):
Revolving credit facility	(43,036)	-
Accounts receivable securitization borrowings	(64,000)	(39,000)
Long-term debt	(231)	(188)
Exercise of stock options	8,140	1,537
Repurchase of common stock	(7,666)	(25,461)
Additions to debt issue cost	(2,203)	(100)
Net cash used in financing activities	(108,996)	(63,212)
Net decrease in cash and cash equivalents	(6,153)	(1,793)
Cash and cash equivalents:
Beginning of period	20,886	22,679
End of period	$ 14,733	$ 20,886
Supplemental disclosures:
Interest paid	$ 1,307	$ 918
Income taxes paid	$ 14,810	$ 11,274